Compensation Committee Charter

The Compensation Committee of the board of directors of El Capitan Precious Metals, Inc. shall consist of a minimum of two directors, subject to the following. Members of the committee shall. be appointed by the board of directors and may be removed by the board of director in its discretion. All members of this committee shall be independent directors, and shall satisfy the company's independence guidelines for members of the Compensation Committee.

Purpose

The purpose of the committee shall be to carry out the board of directors' overall responsibility relating to executive compensation.

In furtherance of this purpose, the committee shall have the following authority and responsibilities:

1.	To assist the board in developing and evaluating potential candidates for executive positions, including the chief executive officer, and to oversee the development of executive succession plans.

2.
To review and approve on an annual basis the corporate goals and objectives with respect to compensation for the chief executive officer. The committee shall evaluate at least once a year the chief executive office’s performance in light of these established goals and objectives and based upon these evaluations shall set the chief executive officer's annual compensation, including salary, bonus, incentive and equity compensation.

3.
To review and approve on an annual bask the evaluation process and compensation structure for the company's officers. The committee shall evaluate the performance of the company's senior executive officers and shall approve the annual compensation, including salary, bonus, incentive and equity compensation, for such senior executive officers. The committee shall also provide oversight of management's decisions concerning the performance and compensation of other company officers.

4.
To review the company's incentive compensation and other stock-based plans and recommend changes in such plans to the board as needed. The committee shall have and shall exercise all the authority of the board of directors with respect to the administration of such plans.

5.
To maintain regular contact with the leadership of the company. This should include interaction with the company's leadership, review of data from any employee survey and regular review of the results of the leadership evaluation process.

6.	To prepare and publish an annual executive compensation report in the company's proxy statement.

The committee shall have the authority to delegate any of its responsibilities to subcommittees as the committee may deem appropriate in its sole discretion.

The committee shall have authority to retain such compensation consultants, outside counsel and other advisors as the committee may deem appropriate in its sole discretion. The committee shall have sole authority to approve related fees and retention terms.

The committee shall report its actions and any recommendations to the board after each committee meeting and shall conduct and present to the board an annual performance evaluation of the committee. The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the board for approval.